As filed with the Securities and Exchange Commission on March 11, 2026

Registration Statement No. 333-227433
Registration Statement No. 333-230141
Registration Statement No. 333-236842
Registration Statement No. 333-253706
Registration Statement No. 333-262862
Registration Statement No. 333-270144
Registration Statement No. 333-277420
Registration Statement No. 333-285330

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-227433
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-230141
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-236842
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-253706
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-262862
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-270144
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-277420
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-285330

UNDER
THE SECURITIES ACT OF 1933

 Eventbrite, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	14-1888467 (I.R.S. employer identification no.)

95 Third Street, 2nd Floor
San Francisco, California 94103
 (Address of principal executive offices, including zip code)

Eventbrite, Inc. 2018 Stock Option and Incentive Plan
Eventbrite, Inc. 2018 Employee Stock Purchase Plan
Eventbrite, Inc. 2010 Stock Plan
(Full titles of the plans)

Francesco Patarnello
President and Secretary
Eventbrite, Inc.
169 Madison Ave, Suite 11218
New York, NY 10016
(681) 381-3307
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated filer	☒	Emerging growth company	☐
Non-accelerated filer	☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Eventbrite, Inc. (the “Registrant”) is filing with the U.S. Securities and Exchange Commission (the “SEC”) these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 filed by the Registrant (collectively, the “Registration Statements”), to terminate all offerings under the Registration Statements, to withdraw and remove from registration any and all shares of the Registrant’s Class A common stock, $0.00001 par value per share (“Class A Common Stock”), and Class B common stock, $0.00001 par value per share (“Class B Common Stock”), together with any and all plan interests, if any, and other securities registered thereunder that remain unsold or otherwise unissued as of the date hereof under such Registration Statements, and to terminate the effectiveness of the Registration Statements:

1.
Registration Statement on Form S-8 (No. 333-227433), filed with the SEC on September 20, 2018, as amended by the Post-Effective Amendment No. 1 (No. 333-227433), filed with the SEC on September 28, 2018, registering 7,672,600 shares of the Registrant’s Class A Common Stock under the Eventbrite, Inc. 2018 Stock Option and Incentive Plan, 1,534,500 shares of the Registrant’s Class A Common Stock under the Eventbrite, Inc. 2018 Employee Stock Purchase Plan, 22,511,683 shares of the Registrant’s Class A Common Stock pursuant to stock option awards outstanding under the Eventbrite, Inc. 2010 Stock Plan, 230,000 shares of the Registrant’s Class A Common Stock pursuant to restricted stock unit awards outstanding under the Eventbrite, Inc. 2010 Stock Plan, 22,511,683 shares of the Registrant’s Class B Common Stock pursuant to stock option awards outstanding under the Eventbrite, Inc. 2010 Stock Plan and 230,000 shares of the Registrant’s Class B Common Stock pursuant to restricted stock unit awards outstanding under the Eventbrite, Inc. 2010 Stock Plan;

2.
Registration Statement on Form S-8 (No. 333-230141), filed with the SEC on March 7, 2019, registering 3,917,919 shares of the Registrant’s Class A Common Stock under the Eventbrite, Inc. 2018 Stock Option and Incentive Plan and 783,583 shares of the Registrant’s Class A Common Stock under the Eventbrite, Inc. 2018 Employee Stock Purchase Plan;

3.
Registration Statement on Form S-8 (No. 333-236842), filed with the SEC on March 2, 2020, registering 4,285,237 shares of the Registrant’s Class A Common Stock under the Eventbrite, Inc. 2018 Stock Option and Incentive Plan and 857,047 shares of the Registrant’s Class A Common Stock under the Eventbrite, Inc. 2018 Employee Stock Purchase Plan;

4.
Registration Statement on Form S-8 (No. 333-253706), filed with the SEC on March 1, 2021, registering 4,632,363 shares of the Registrant’s Class A Common Stock under the Eventbrite, Inc. 2018 Stock Option and Incentive Plan and 926,472 shares of the Registrant’s Class A Common Stock under the Eventbrite, Inc. 2018 Employee Stock Purchase Plan;

5.
Registration Statement on Form S-8 (No. 333-262862), filed with the SEC on February 18, 2022, registering 4,862,323 shares of the Registrant’s Class A Common Stock under the Eventbrite, Inc. 2018 Stock Option and Incentive Plan and 972,464 shares of the Registrant’s Class A Common Stock under the Eventbrite, Inc. 2018 Employee Stock Purchase Plan;

6.
Registration Statement on Form S-8 (No. 333-270144), filed with the SEC on February 28, 2023, registering 4,958,471 shares of the Registrant’s Class A Common Stock under the Eventbrite, Inc. 2018 Stock Option and Incentive Plan and 991,694 shares of the Registrant’s Class A Common Stock under the Eventbrite, Inc. 2018 Employee Stock Purchase Plan;

7.
Registration Statement on Form S-8 (No. 333-277420), filed with the SEC on February 27, 2024, registering 5,063,820 shares of the Registrant’s Class A Common Stock under the Eventbrite, Inc. 2018 Stock Option and Incentive Plan and 1,012,764 shares of the Registrant’s Class A Common Stock under the Eventbrite, Inc. 2018 Employee Stock Purchase Plan;

8.
Registration Statement on Form S-8 (No. 333-285330), filed with the SEC on February 27, 2025, registering 4,718,869 shares of the Registrant’s Class A Common Stock under the Eventbrite, Inc. 2018 Stock Option and Incentive Plan and 943,773 shares of the Registrant’s Class A Common Stock under the Eventbrite, Inc. 2018 Employee Stock Purchase Plan.

On December 1, 2025, the Registrant, Bending Spoons US Inc., a Delaware corporation (“Parent”), and Everest Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Sub”), entered into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), providing for, among other things, the merger of the Merger Sub with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent. The Merger became effective on March 10, 2026, as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant that were registered pursuant to the Registration Statements and remain unsold or unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Registrant hereby terminates the effectiveness of each Registration Statement.

 The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 3, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 11, 2026.

Eventbrite, Inc.
(Registrant)

/s/ Francesco Patarnello
Name: Francesco Patarnello
Title: President and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.